Exhibit 99.1

GoGreen Investments Corporation Announces Upsizing and Pricing of $240,000,000 Initial Public Offering

New York, NY, Oct. 20, 2021 (GLOBE NEWSWIRE) -- GoGreen Investments Corporation (the “Company”) announced today the upsizing and pricing of its initial public offering of 24,000,000 units at $10.00 per unit. The offering was upsized from 20,000,000 units. The units will be listed on the New York Stock Exchange (“NYSE”) and will begin trading tomorrow, October 21st, 2021, under the ticker symbol “GOGN.U”. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE under the symbols “GOGN” and “GOGN.WS,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the clean/renewable energy space. The Company is led by Chief Executive Officer John Dowd.

Citigroup and Credit Suisse are acting as joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,600,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-800-831-9146 and Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, by telephone at 1-800-221-1037, or by emailing usa.prospectus@credit-suisse.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on October 20th, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Michael Sedoy, CFA
CFO
713.337.4075
info@gogreeninvestments.com